Exhibit 21.1

SUBSIDIARIES OF OPKO HEALTH, INC.

NAME	JURISDICTION OF INCORPORATION
OPKO Instrumentation, LLC	Delaware

OPKO Pharmaceuticals, LLC	Delaware

OPKO Diagnostics, LLC	Delaware

OPKO Chile, S.A.	Chile

Pharmacos Exakta S.A. de C.V.	Mexico

FineTech Pharmaceutical Ltd.	Israel

Farmadiet Group Holdings, Ltd	Spain

OPKO Lab, LLC	Florida

SciVac (Israel) Ltd.	Israel

OPKO Biologics, Ltd	Israel

OPKO Ireland Global Holdings, Ltd	Ireland

OPKO Ireland, Ltd	Ireland

OPKO Canada, Inc.	Canada

OPKO Renal, LLC	Canada

Curna, Inc.	Delaware

Inspiro Medical, Ltd	Israel

OPKO do Brasil Comercio de Produtos Farmaceuticos, Ltda	Brazil

OPKO Uruguay, Ltd	Uruguay

EirGen Pharma Limited	Ireland